UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ATLAS ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

Atlas Energy, Inc. previously filed a definitive proxy statement, dated January 11, 2011, with respect to the special meeting of Atlas Energy stockholders to be held on February 16, 2011. The Atlas Energy special meeting is being held to (1) consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 8, 2010 and amended as of December 7, 2010 (the “merger agreement”), by and among Atlas Energy, Chevron Corporation and Arkhan Corporation, an indirect wholly owned subsidiary of Chevron, pursuant to which Arkhan Corporation will merge with and into Atlas Energy, with Atlas Energy surviving as an indirect wholly owned subsidiary of Chevron, as more fully described in the proxy statement, and (2) consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, in the view of the Atlas Energy board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of such adjournment to adopt the merger agreement. The following supplements the disclosure in the proxy statement.

SUPPLEMENTAL DISCLOSURE

(1)	The section of the proxy statement entitled “Proposal 1: The Merger — Background of the Merger” is hereby supplemented as follows:

(A)	The following is hereby inserted immediately following the last sentence of the first paragraph of such section:

“The transaction value of the joint venture implied a valuation of the Marcellus shale of $14,100 per acre on a gross basis without taking into account the present value of the significant portion of the drilling carry which is to be paid over time or the associated risks with the timing and amount of these future payments. The joint venture agreements, which are publicly available, also included a provision that, if Atlas Energy were to conduct a process to sell or merge itself and such process involved two or more potential bidders, then Atlas Energy would be required to allow Reliance Industries Limited to participate in such process.”

(B)	The fifth paragraph of such section (such paragraph beginning with “On July 6, 2010 . . .”) is hereby amended and restated to read as follows:

“On July 6, 2010, Jefferies met with certain members of Chevron management to discuss its conversation with Atlas Energy management, explaining that Atlas Energy management had stated that it would not support an acquisition of Atlas Energy unless the offer were at a significant premium to the then-current Atlas Energy stock price. Jefferies presented discussion materials to Chevron and highlighted the attractiveness of the Marcellus shale play, including Atlas Energy. These discussion materials included a preliminary net asset value analysis with an implied stock price range for Atlas Energy of $69.87 – $101.89 per share of common stock. This valuation of Atlas Energy was approximately two to four times the then-current Atlas Energy stock price and assumed that the Marcellus shale acreage had a value of $12,500 – $17,500 per acre. Without agreeing with the valuation set forth by Jefferies, Chevron management indicated during the discussions that it believed it would be able to offer a premium that the Atlas Energy board of directors and management would find attractive.”

(C)	The following sentence is hereby inserted immediately following the last sentence of the sixth paragraph of such section (such paragraph beginning with “On July 8, 2010, Jefferies met with members of Atlas Energy management . . .”):

“Prior to July 8, 2010, Jefferies had not been formally engaged or retained with respect to the merger by either Atlas Energy or Chevron.”

(D)	The sixth sentence of the sixteenth paragraph of such section (such paragraph beginning with “On September 24, 2010 . . .”) is hereby amended and restated to read as follows:

“Richard Weber discussed the business and operations of the company, including the advantages of the company’s operations compared to others operating in the Marcellus shale area, future potential opportunities for the company and the various operational risks faced by the company, including in particular the execution risks relating to the continued development of the Marcellus shale, such as the substantial additional long-term funding and labor that would be required to ramp-up operations in the Marcellus shale as contemplated by Atlas Energy’s business plan, the possibility that actual production might not meet current expectations, legislative and regulatory uncertainty relating to drilling for natural gas, limitations on the supply of oil field services and equipment and interstate pipeline capacity, volatility of natural gas prices and increasing competition and technological developments in the U.S. natural gas industry.”

(E)	The following is hereby inserted immediately following the eighth sentence of the sixteenth paragraph of such section (such paragraph beginning with “On September 24, 2010 . . .”):

“Jefferies explained that, in its view, Chevron was likely to make the highest bid for Atlas Energy because (1) Chevron’s primary competitors had recently made acquisitions of companies in the shale gas industry or of shale gas assets, (2) certain other large oil and gas companies were not considering large acquisitions at the present time and (3) Atlas Energy had recently conducted a broad auction for a joint venture involving its acreage in the Marcellus shale, and Reliance Industries Limited and Chevron had presented the two best proposals in such auction. Jefferies further noted that Reliance Industries Limited may not be interested in acquiring Atlas Energy because it had recently entered into a joint venture with Atlas Energy and a separate joint venture with another company.”

(F)	The nineteenth paragraph (such paragraph beginning with “On October 6, 2010 . . .”) of such section is hereby amended and restated to read as follows:

“On October 6, 2010, following the request of the Atlas Energy board of directors, Daniel Herz and two Atlas Energy directors, Mark C. Biderman and Donald W. Delson, met with Deutsche Bank Securities, Inc. to discuss whether Deutsche Bank would be available to assist Atlas Energy and its board to analyze the business and value of Atlas Energy and general market conditions. Deutsche Bank had been identified by Atlas Energy management at the direction of the Atlas Energy board of directors, which requested that Atlas Energy meet with a financial advisor that had not performed significant services for Atlas Energy in the past and whose fees would not be contingent on the completion of the merger. Based on Deutsche Bank’s presentation, its experience in the oil and gas sector and confidentiality concerns regarding the transaction, Mr. Biderman and Mr. Delson determined not to meet with additional financial advisors and the Atlas Energy board of directors authorized Atlas Energy management to retain Deutsche Bank as an additional financial advisor.”

(G)	The first sentence of the thirty-second paragraph of such section (such paragraph beginning with “Between November 4 and November 8, 2010 .. . .”) is hereby amended and restated to read as follows:

“Between November 4 and November 8, 2010, although the exclusivity agreement with Chevron had expired on November 5, members of Atlas Energy management and members of Chevron management continued to engage in exclusive negotiations and discussions regarding the open issues in the merger agreement.”

(H)	The fifth sentence of the thirty-sixth paragraph of such section (such paragraph beginning with “On November 8, 2010, Atlas Energy and Chevron . . .”) is hereby amended and restated to read as follows:

“Following additional negotiations, at which Atlas Energy management demanded an increased per-share consideration, Atlas Energy and Chevron agreed to proceed on the basis of a per-share cash merger consideration of $38.25.”

(I)	The following sentence is hereby inserted immediately following the third sentence of the thirty-eighth paragraph of such section (such paragraph beginning with “Later that day on November 8, 2010, the AHD special committee met . . .”):

“Citi’s opinion and a summary of its financial analyses (including related assumptions and qualifications) are set forth in an information statement on Schedule 14C filed by AHD with the SEC on January 19, 2011. The summary of Citi’s financial analyses in the information statement includes implied aggregate value reference ranges for the transferred business (as defined below under “The AHD Transaction Agreement — The AHD Sale”) of between $315 and $640 million.”

(J)	The following is hereby inserted after the end of such section:

“Following the execution of the merger agreement, on January 10, 2011, Atlas Energy received the following letter from Reliance Holding USA, Inc.:

January 10, 2011

Atlas Energy, Inc.

Westpointe Corporate Center One

550 Coraopolis Heights Road, Suite 300

Moon Township, PA 15108

Attention: Board of Directors

Ladies and Gentlemen:

We were very surprised by the announcement of your deal to be acquired by Chevron. A review of the Proxy Statement filed with the SEC on December 8, 2010 has raised several issues described below.

We do not understand why at no time during the seven months of discussions involving Chevron, during which time we were in regular dialogue as your joint venture partner, did Atlas Energy reach out to Reliance to gauge our interest in a possible company-level transaction.

It is also surprising that Atlas Energy would choose to deal on an exclusive basis with the runner-up in the competitive joint venture process that was completed less than a month before you and your representatives commenced the company-level transaction discussions.

We believe Reliance, as Atlas Energy’s joint venture partner and a company with substantial financial resources, would have been the most natural and obvious potential transaction partner for Atlas Energy. This is especially true in light of the many assurances that were conveyed by Atlas Energy management to Reliance during the joint venture negotiations about Reliance being the preferred partner should Atlas Energy choose to pursue a whole-company transaction.

We see from the Proxy Statement that the Atlas Energy board relied on Jefferies’ advice that “Chevron was likely to be the company that would make the highest bid for Atlas Energy”. We further note that Jefferies used a reference range regarding price per acre in its analysis of precedent asset transactions that was well below what Reliance agreed to pay in its recently concluded joint venture transaction with Atlas Energy.

The result appears to be a recommended deal that implies a valuation for Atlas Energy’s Marcellus assets, which account for a large part of its overall value, at a significant discount to the value attributed to the same assets in our joint venture.

Moreover, the timing of the sale process, coming right on the heels of the joint venture closing where a significant long-term commitment to Atlas Energy was made by Reliance following a full marketing process in which Chevron participated, raises many questions.

We request, as soon as possible, access to the Board and the management so that we can better understand the issues outlined above and to determine the best path forward. In addition, we request, as soon as possible, access to any non-public information and documents addressing the joint venture so that we can ensure that our rights under the joint venture, and the expected value there under, are not adversely affected as a result of the proposed Chevron transaction.

Based on the above, we would like to evaluate our options, including whether, as a significant partner for most of the value of Atlas Energy’s assets, we may be able to create incremental value for Atlas Energy and its constituencies. We are confident that we could complete any such discussions on an expedited basis.

We have engaged Perella Weinberg Partners and Kirkland & Ellis to assist us in this process and are prepared to meet with you and your advisors as soon as practicable.

We look forward to the opportunity to engage in productive discussions with management and the Board of Directors of Atlas Energy to address our significant concerns about the joint venture and to determine whether there is any scope for enhancing the interests of the various Atlas Energy constituencies.

Sincerely yours,

RELIANCE HOLDING USA INC.

/s/ W. Van de Vijver

W. Van de Vijver

President and CEO

On January 14, 2011, Atlas Energy sent the following letter to Reliance Holding USA, Inc.:

January 14, 2011

Reliance Holding USA, Inc.

2000 W. Sam Houston Pkwy. S.

Suite 700

Houston, TX 77042

Attention: W. Van de Vijver

President and CEO

Re: Letter from Reliance Holding USA, Inc.

Dear Walter:

This letter is being sent on behalf of Atlas Energy, Inc. in response to your letter dated January 10, 2011 on behalf of Reliance Holding USA, Inc. to the board of directors of Atlas Energy.

We reiterate that Atlas Energy is committed fully to its ongoing joint venture with you, and we look forward to continuing collaboration with you in that context, in accordance with the terms of the applicable agreements.

We also refer you to the terms of Atlas Energy’s merger agreement with Chevron Corporation, including the provisions of Section 6.3 of such agreement.

Sincerely,

/s/ Edward E. Cohen

Edward E. Cohen

Atlas Energy has not received further communication from Reliance Holding USA, Inc. or any of its affiliates or representatives regarding the above.

On January 28, 2011, the Atlas Energy board of directors met to discuss the merger and certain litigation related to the merger, which is described below in “Proposal 1: The Merger — Litigation Concerning the Merger.” In response to claims raised by the plaintiffs that Jefferies had made two miscalculations and had used an outdated equity risk premium to calculate the weighted average cost of capital, Jefferies had examined its calculation of the discount rate. Jefferies advised the Atlas Energy board of directors that it had used the historical equity risk premium of 7.1% contained in the 2006 Stocks, Bonds, Bills, and Inflation Valuation Yearbook by Ibbotson Associates (which we refer to as the “2006 Ibbotson Yearbook”), as opposed to the historical equity risk premium of 6.7% contained in the 2010 Stocks, Bonds, Bills, and Inflation Valuation Yearbook by Ibbotson Associates (which we refer to as the “2010 Ibbotson Yearbook”). For purposes of determining whether Jefferies continued to stand by the opinions it had delivered to the Atlas Energy board of directors on November 8, 2010, Jefferies had recalculated a discount rate in light of these issues, including using the historical equity risk premium of 6.7% contained in the 2010 Ibbotson Yearbook. Jefferies explained that the revised calculation resulted in a lower discount rate that yielded a higher valuation range for Atlas Energy as well as for the assets at issue in the related transactions with AHD and APL, but that Jefferies had reviewed its revisions with its fairness committee and was reaffirming its opinions. Although the plaintiffs had not questioned the accuracy of Deutsche Bank’s discounted cash flow analysis, the Atlas Energy board of directors invited Deutsche Bank to explain its methodology for calculating the discount rates employed in that analysis, and Deutsche Bank thereafter reconfirmed its analysis. Jefferies and Deutsche Bank each noted that it had used, consistent with its customary practice, a historical equity risk premium instead of the lower supply-side equity risk premium. Following the presentations by Jefferies and Deutsche Bank, the Atlas Energy board of directors concluded that the information it had learned did not cause it to change its recommendation that the merger agreement be adopted by Atlas Energy stockholders.”

(2)	The section of the proxy statement entitled “Proposal 1: The Merger — Opinion of Jefferies” is hereby supplemented as follows:

(A)	The first sentence of the third paragraph (such paragraph beginning with “Using publicly available information, Jefferies calculated . . .”) of the section entitled “Jefferies’ Financial Analysis — Comparative Public Companies Analysis” is hereby amended and restated to read as follows:

“Using publicly available information, Jefferies calculated and analyzed enterprise value multiples of each comparative public company’s proved reserves, current daily production, the last twelve months earnings before interest, tax expense, depreciation and amortization, excluding amortization of purchased intangibles and certain other adjustments that Jefferies performed based on its prior experience and knowledge in the oil and gas exploration and production industry, or adjusted EBITDA, and the company’s projected 2010, 2011 and 2012 adjusted EBITDA, based on estimates published by Bloomberg Financial, all pro forma for announced transactions.”

(B)	The table in the section entitled “Jefferies’ Financial Analysis — Comparative Public Companies Analysis” is hereby amended and restated to read as follows:

	Multiple Range of Comparative Companies of Atlas Energy			Implied Multiple – Atlas Energy/Chevron Merger
	Low	Median	High
Enterprise Value as a Multiple of:
Proved Reserves ($/Mcfe)	$1.55	$2.74	$22.55	$ 3.76
Current Daily Production ($/Mcfe/d)	$10,617	$13,631	$67,237	$35,554
Adjusted EBITDA
LTM	7.3x	8.7x	30.1x	15.8x
2010E	7.4x	9.8x	23.8x	17.7x
2011E	5.9x	7.7x	11.4x	20.6x
2012E	2.7x	6.1x	8.0x	11.9x

(C)	The following sentence is hereby inserted at the end of the second paragraph (such paragraph beginning with “With respect to the reserves in Appalachia . . .”) of the section entitled “Jefferies’ Financial Analysis — Comparative Transactions Analysis — Precedent Asset Transactions”:

“Each such reference range was derived from publicly available information relating to the 20 transactions listed in the preceding table and was determined by Jefferies based on its prior experience and knowledge in the oil and gas exploration and production industry.”

(D)	The following sentence is hereby inserted at the end of the fourth paragraph (such paragraph beginning with “With respect to the reserves in the Antrim shale formation . . .”) of the section entitled “Jefferies’ Financial Analysis — Comparative Transactions Analysis — Precedent Asset Transactions”:

“Each such reference range was derived from publicly available information relating to the 11 transactions listed in the preceding table and was determined by Jefferies based on its prior experience and knowledge in the oil and gas exploration and production industry.”

(E)	The following sentence is hereby inserted at the end of the sixth paragraph (such paragraph beginning with “With respect to the acreage held by Atlas Energy in the Marcellus shale formation . . .”) of the section entitled “Jefferies’ Financial Analysis — Comparative Transactions Analysis — Precedent Asset Transactions”:

“Each such reference range was derived from publicly available information relating to the 29 transactions listed in the preceding table and was determined by Jefferies based on its prior experience and knowledge in the oil and gas exploration and production industry.”

(F)	The seventh paragraph (such paragraph beginning with “Additionally, the value for certain other assets . . .”) of the section entitled “Jefferies’ Financial Analysis — Comparative Transactions Analysis — Precedent Asset Transactions” is hereby amended and restated to read as follows:

“Additionally, the value for certain other assets and operations of Atlas Energy (consisting of assets and operations relating to the Marcellus shale outside of the Reliance AMI, the Utica shale in Pennsylvania and the Collingwood/Utica shale in Michigan, the investment partnership business and Atlas Energy’s hedges) were calculated based on various methodologies for valuing such assets and operations based on Jefferies’ prior experience and knowledge. These assets were valued between $329 million and $979 million.”

(G)	The table entitled “Selected Precedent Corporate Transaction Multiples” in the section entitled “Jefferies’ Financial Analysis — Comparative Transactions Analysis — Precedent Corporate Transactions” is hereby amended and restated to read as follows:

Benchmark	High	Low	Mean	Median	Implied Multiple – Atlas/Chevron Merger
Proved Reserves ($/Mcfe)	$6.94	$1.57	$3.75	$3.55	$ 3.76
Current Daily Production ($/Mcfe/d)	$35,632	$7,228	$14,980	$13,277	$35,554

(H)	The second paragraph (such paragraph beginning with “To calculate the estimated enterprise value . . .”) of the section entitled “Jefferies’ Financial Analysis — Discounted Cash Flow Analysis” is hereby amended and restated to read as follows:

“To calculate the estimated enterprise value of Atlas Energy using discounted cash flow analysis, Jefferies added (i) projected unlevered free cash flows for the fourth quarter of 2010 and fiscal years 2011 through 2017 based on the projected financial data provided by Atlas Energy management to Jefferies to (ii) the “terminal value” of Atlas Energy as of 2017, and discounted such amounts to their present value using a range of selected discount rates. Specifically, Jefferies used a discount rate range of 14.0% to 15.0%. The discount rates were based on Jefferies’ professional judgment and its analysis of the weighted average cost of capital for Atlas Energy based upon historical estimates of the weighted average cost of capital for Atlas Energy. In determining the weighted average cost of capital, Jefferies applied its professional judgment and its customary methodology for analyzing the weighted average cost of capital. That methodology uses the historical equity risk premium among other factors in determining the weighted average cost of capital. Jefferies’ analysis resulted in an implied weighted average cost of capital of 14.7%. The projected unlevered free cash flows were calculated by taking adjusted EBITDA from consolidated exploration and production operations, subtracting depreciation and amortization and cash taxes, adding back depreciation and amortization and subtracting changes in working capital and total capital expenditures. The residual values of Atlas Energy at the end of the forecast period, or “terminal values,” were estimated by applying multiples to estimated 2017 adjusted EBITDA from consolidated exploration and production operations. For this purpose, Jefferies selected a multiple of 7.0x and a multiple range of 6.0x to 8.0x for Atlas Energy, which Jefferies deemed to be the most appropriate assumption in its professional judgment, based on its prior experience and knowledge in the oil and gas sector and its consideration of comparable companies. The selected comparative public companies were the same as described under “Proposal 1: The Merger — Opinion of Jefferies — Jefferies’ Financial Analysis — Comparative Public Companies Analysis” above.”

Jefferies’ discounted cash flow analysis was subsequently revised as described in “Proposal 1: The Merger — Opinion of Jefferies — Further Analysis by Jefferies” below.

(I)	The following is hereby inserted immediately prior to the section entitled “Additional Information Relating to Jefferies”:

“Jefferies’ Financial Analysis – AHD Sale

On November 7, 2010, Jefferies rendered to Atlas Energy and ATN its oral opinion, subsequently confirmed in writing (which we refer to as the “AHD opinion”), that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its AHD opinion, the consideration to be received by ATN pursuant to the AHD sale (which we refer to as the “AHD sale consideration”) was fair, from a financial point of view, to ATN. The AHD sale consideration includes (1) 23,379,384 newly issued AHD common units (which had a value of $220 million based on the volume-weighted average price of AHD common units for the 10 trading-day period ended on November 8, 2010) and $30 million in cash, subject to the unit substitution, and (2) the assumption by AHD of all of the historical and future liabilities associated with the assets to be sold in the AHD sale.

The AHD opinion, the issuance of which was approved by Jefferies’ fairness opinion committee, is for the use and benefit of the Atlas Energy board of directors and ATN solely. The AHD opinion does not address the relative merits of the transactions contemplated by the AHD transaction agreement as compared to any alternative transaction or opportunity that might be available to Atlas Energy or ATN, nor does it address the underlying business decision by Atlas Energy or ATN to engage in the AHD sale or the terms of the AHD transaction agreement or the documents referred to therein. In addition, Jefferies was not asked to address, and the AHD opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Atlas Energy or ATN. Jefferies expresses no opinion as to the price at which AHD common units will trade at any time. Furthermore, Jefferies does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation, if any, payable to or to be received by any of Atlas Energy’s, ATN’s or AHD’s officers, directors or employees, or any class of such persons, in connection with the AHD sale relative to the AHD sale consideration to be received by ATN.

In arriving at its AHD opinion, Jefferies, among other things:

•	reviewed a draft dated November 7, 2010 of the AHD transaction agreement;

•	reviewed certain publicly available financial and other information about Atlas Energy and AHD;

•

reviewed certain information furnished to Jefferies by Atlas Energy’s, ATN’s and AHD’s respective managements, including financial forecasts and analyses, relating to the business, operations and prospects of Atlas Energy, ATN, certain subsidiaries of Atlas Energy and AHD;

•	held discussions with members of senior managements of Atlas Energy, ATN and AHD concerning the matters described in the second and third bullet above;

•	reviewed the trading price history and valuation multiples for AHD common units and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the AHD sale with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the AHD sale; and

•	conducted such other financial studies, analyses and investigations as Jefferies, in its professional judgment, deemed appropriate.

In Jefferies’ review and analysis and in rendering the AHD opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Atlas Energy, ATN and AHD or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Atlas Energy, ATN and AHD that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Included in the financial information provided to Jefferies were certain financial forecasts, which are disclosed in “Proposal 1: The Merger — Atlas Energy Unaudited Prospective Financial Information.” In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Atlas Energy, ATN, certain subsidiaries of Atlas Energy or AHD, nor has Jefferies been furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies notes that projecting future results of any company is inherently subject to uncertainty. Atlas Energy, ATN and AHD informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best then-available estimates and good-faith judgments of the management of Atlas Energy, ATN and AHD as to the future financial performance of Atlas Energy, ATN, certain other subsidiaries of Atlas Energy and AHD. Jefferies expresses no opinion as to any such financial forecasts or the assumptions on which they were made.

Jefferies’ AHD opinion was based on economic, monetary, regulatory, market and other conditions existing at the time of and that could be evaluated as of the date of its AHD opinion. Jefferies has no undertaking or obligation to advise any person of any change in any fact or matter affecting its AHD opinion of which Jefferies becomes aware after the date of its AHD opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting Atlas Energy, ATN, certain subsidiaries of Atlas Energy or AHD, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Atlas Energy and its board of directors and ATN, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the AHD transaction agreement to Atlas Energy and ATN and Atlas Energy stockholders and ATN equityholders. In addition, in preparing its AHD opinion, Jefferies did not take into account any tax consequences of the AHD sale. Jefferies assumed that the final form of the AHD transaction agreement would be substantially similar to the draft dated November 7, 2010 reviewed by Jefferies. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the consummation of the AHD sale, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Atlas Energy, ATN, certain subsidiaries of Atlas Energy, AHD or the contemplated benefits of the AHD sale.

The following is a brief summary of the analyses performed by Jefferies in connection with its AHD opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies but includes all material factors considered by Jefferies in rendering its AHD opinion. Jefferies drew no specific conclusions from any individual analysis, but factored its observations from all of these analyses into its qualitative assessment of the AHD sale consideration. Each analysis performed by Jefferies is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies believes that the analyses described below, when taken as a whole, provided the most appropriate analyses for Jefferies to arrive at its AHD opinion.

Summary of Analyses. Jefferies’ approach to valuing the assets being sold to AHD in the AHD sale used several customary methodologies, including:

•	asset-level discounted cash flow analysis; and

•	sum of parts asset-level discounted cash flow analysis.

The implied value ranges derived from each of these methodologies were compared to the AHD sale consideration. The implied value ranges in the proposed AHD sale, derived using the various valuation methodologies listed above, supported the conclusion that, from a financial point of view, the proposed AHD sale consideration was fair to Atlas Energy and ATN. In Jefferies’ professional judgment, these two methodologies were the most relevant to assessing the fairness of the AHD sale consideration from a financial point of view. Because of the disparate nature of the assets being transferred, Jefferies believed that comparative public companies and comparative transactions analyses were impractical.

In applying the various valuation methodologies to the particular businesses, operations and prospects of the applicable assets, and the particular circumstances of the proposed transaction, Jefferies made qualitative judgments as to the significance and relevance of each analysis. In addition, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Atlas Energy or ATN. Accordingly, the methodologies and the implied value range derived therefrom must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied value ranges without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions contained in, Jefferies’ AHD opinion.

Asset-Level Discounted Cash Flow Analysis. Jefferies performed an asset-level discounted cash flow analysis of the applicable assets of Atlas Energy and ATN. An asset-level discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the sum of an asset’s unlevered free cash flows over a forecast period and the asset’s terminal or residual value at the end of the forecast period.

To calculate the estimated value of the applicable assets using the asset-level discounted cash flow analysis, Jefferies added (i) projected unlevered free cash flows for the fourth quarter of 2010 and fiscal years 2011 through 2017 based on the projected financial data provided by Atlas Energy management to Jefferies to (ii) the “terminal value” of the applicable asset as of 2017, and discounted such amounts to their present value using a range of selected discount rates. Specifically, Jefferies used a discount rate range of 16.0% to 17.0%. The discount rates were based on Jefferies’ professional judgment and its analysis of the weighted average cost of capital for a small cap energy and production company based upon historical estimates of the weighted average cost of capital for such a company, as well as the weighted average cost of capital for companies with similar size and with an oil and gas exploration and production focus. In determining the weighted average cost of capital, Jefferies applied its professional judgment and its customary methodology for analyzing the weighted average cost of capital. That methodology uses the historical equity risk premium among other factors in determining the weighted average cost of capital. Jefferies’ analysis resulted in an implied weighted average cost of capital of 16.6%. The projected unlevered free cash flows were calculated by determining the EBITDA for the applicable assets less depreciation and amortization, plus depreciation and amortization, less total capital expenditures and changes in working capital for such asset, plus partnership assets drilling margin less general partner contribution to drilling margin. The residual values of the applicable assets at the end of the forecast period, or “terminal values,” were estimated by applying multiples to estimated 2017 EBITDA for the assets. For this purpose, Jefferies selected a multiple range of 6.5x to 8.5x for the applicable assets, which Jefferies deemed to be the most appropriate assumption in its professional judgment, based on its prior experience and knowledge in the oil and gas sector and its consideration of comparable assets. The comparative companies considered in selecting the multiple range were as follows:

•	BreitBurn Energy Partners

•	Constellation Energy Partners

•	Encore Energy Partners

•	EV Energy Partners

•	Legacy Reserves

•	Linn Energy

•	Pioneer Southwest

•	Vanguard Natural Resources

The value range for the applicable assets yielded by the asset-level discounted cash flow analysis implied a value range for the applicable assets of $232 million to $269 million as compared to the proposed AHD sale consideration. Jefferies noted that the proposed AHD sale consideration was in line with the implied value range yielded by Jefferies’ asset-level discounted cash flow analysis.

Jefferies’ discounted cash flow analysis was subsequently revised as described in “Proposal 1: The Merger — Opinion of Jefferies — Further Analysis by Jefferies” below.

Sum of Parts Discounted Cash Flow Analysis. Jefferies performed a sum of parts discounted cash flow analysis of the applicable assets of Atlas Energy and ATN. A sum of parts discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of different types of assets sold as a whole by calculating the sum of each type of asset’s unlevered free cash flows over a forecast period and such asset’s terminal or residual value at the end of the forecast period.

Oil and Gas Production Asset. To calculate the estimated value of the oil and gas production assets using the sum of parts discounted cash flow analysis, Jefferies added (i) projected unlevered free cash flows for the fourth quarter of 2010 and fiscal years 2011 through 2017 based on the projected financial data provided by Atlas Energy management to Jefferies and segment allocations made by Jefferies based on its knowledge of the operations of AHD based on publicly available documents to (ii) the “terminal value” of such asset as of 2017, and discounted such amounts to their present value using a range of selected discount rates and perpetual growth rates. Specifically, Jefferies used a discount rate range of 16.0% to 17.0% and a perpetual growth rate range of -4.0% to 0.0%. The discount rates were based on Jefferies’ professional judgment and its analysis of the weighted average cost of capital for such asset based upon historical estimates of the weighted average cost of capital for a small cap energy and production company, as well as the weighted average cost of capital for companies with similar size and assets and with an oil and gas exploration and production focus. In determining the weighted average cost of capital, Jefferies applied its professional judgment and its customary methodology for analyzing the weighted average cost of capital. That methodology uses the historical equity risk premium among other factors in determining the weighted average cost of capital. Jefferies’ analysis resulted in an implied weighted average cost of capital of 16.6%. The projected unlevered free cash flows were calculated by taking the EBITDA for such asset less depreciation and amortization, plus depreciation and amortization, less total capital expenditures and changes in working capital for such asset. The residual values of the applicable assets at the end of the forecast period, or “terminal values,” were estimated by applying perpetual growth rates to estimated 2017 EBITDA for such asset. For this purpose, Jefferies selected a perpetual growth rate range of -4.0% to 0.0% for such asset, which range was based on the cash flow growth outlook of such asset, and which Jefferies deemed to be the most appropriate assumption in its professional judgment, based on its prior experience and knowledge in the oil and gas sector.

The value range for such asset yielded by the asset-level discounted cash flow analysis implied a value range for the applicable assets of $122 million to $140 million.

Partnership Management Asset. To calculate the estimated value of the partnership management assets using the sum of parts discounted cash flow analysis, Jefferies added (i) projected unlevered free cash flows for the fourth quarter of 2010 and fiscal years 2011 through 2017 based on the projected financial data provided by Atlas Energy management to Jefferies and segment allocations made by Jefferies based on its knowledge of the operations of AHD based on publicly available documents to (ii) the “terminal value” of such asset as of 2017, and discounted such amounts to their present value using a range of selected discount rates and perpetual growth rates. Specifically, Jefferies used a discount rate range of 13.5% to 14.5% and a perpetual growth rate range of 0.0% to 4.0%. The discount rates were based on Jefferies’ professional judgment and its analysis of the weighted average cost of capital for a small cap investment management company based upon historical estimates of the weighted average cost of capital for such a company, as well as the weighted average cost of capital for companies with similar size, assets under management and focus. In determining the weighted average cost of capital, Jefferies applied its professional judgment and its customary methodology for analyzing the weighted average cost of capital. That methodology uses the historical equity risk premium among other factors in determining the weighted average cost of capital. Jefferies’ analysis resulted in an implied weighted average cost of capital of 14.1%. The projected unlevered free cash flows were calculated by taking the EBITDA for such asset less depreciation and amortization, plus depreciation and amortization, less total capital expenditures and changes in working capital for such asset. The residual values of the applicable assets at the end of the forecast period, or “terminal values,” were estimated by applying perpetual growth rates to estimated 2017 EBITDA for such asset. For this purpose, Jefferies selected a perpetual growth rate range of 0.0% to 4.0% for such asset, which range was based on the cash flow growth outlook of such asset, and which Jefferies deemed to be the most appropriate assumption in its professional judgment, based on its prior experience and knowledge in the oil and gas sector.

The value range for such asset yielded by the asset-level discounted cash flow analysis implied a value range for the applicable assets of $77 million to $95 million.

Tennessee Processing Asset. To calculate the estimated value of the Tennessee gathering and processing pipeline assets using the sum of parts discounted cash flow analysis, Jefferies added (i) projected unlevered free cash flows for the fourth quarter of 2010 and fiscal years 2011 through 2017 based on the projected financial data provided by Atlas Energy management to Jefferies and segment allocations made by Jefferies based on its knowledge of the operations of AHD based on publicly available documents to (ii) the “terminal value” of such asset as of 2017, and discounted such amounts to their present value using a range of selected discount rates and perpetual growth rates. Specifically, Jefferies used a discount rate range of 13.0% to 14.0% and a perpetual growth rate range of 0.0% to 2.0%. The discount rates were based on Jefferies’ professional judgment and its analysis of the weighted average cost of capital for a small cap gathering and processing company based upon historical estimates of the weighted average cost of capital for such a company, as well as the weighted average cost of capital for companies with similar size, assets and focus. In determining the weighted average cost of capital, Jefferies applied its professional judgment and its customary methodology for analyzing the weighted average cost of capital. That methodology uses the historical equity risk premium among other factors in determining the weighted average cost of capital. Jefferies’ analysis resulted in an implied weighted average cost of capital of 13.3%. The projected unlevered free cash flows were calculated by taking the EBITDA for such asset less depreciation and amortization, plus depreciation and amortization, less total capital expenditures and changes in working capital for such asset. The residual values of the applicable assets at the end of the forecast period, or “terminal values,” were estimated by applying perpetual growth rates to estimated 2017 EBITDA for such asset. For this purpose, Jefferies selected a perpetual growth rate range of 0.0% to 2.0% for such asset, which range was based on the cash flow growth outlook of such asset, and which Jefferies deemed to be the most appropriate assumption in its professional judgment, based on its prior experience and knowledge in the oil and gas sector.

The value range for such asset yielded by the asset-level discounted cash flow analysis implied a value range for the applicable assets of $25 million to $29 million.

The value range for the applicable assets yielded by the sum of parts discounted cash flow analysis implied a value range for the applicable assets of $224 million to $264 million as compared to the proposed AHD sale consideration. Jefferies noted that the proposed AHD sale consideration was in line with the implied value range yielded by Jefferies’ asset-level discounted cash flow analysis.

Jefferies’ discounted cash flow analysis was subsequently revised as described in “Proposal 1: The Merger — Opinion of Jefferies — Further Analysis by Jefferies” below.

Jefferies’ Financial Analysis – Laurel Mountain Acquisition

On November 7, 2010, Jefferies rendered to Atlas Energy and ATN its oral opinion, subsequently confirmed in writing (which we refer to as the “APL opinion”), that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its APL opinion, the purchase price of $403 million in cash (which we refer to as the “Laurel Mountain purchase price”) to be paid by ATN, or if Atlas Energy is the purchaser, Atlas Energy, pursuant to the Laurel Mountain purchase agreement was fair, from a financial point of view, to ATN, or if Atlas Energy is the purchaser, Atlas Energy.

The APL opinion, the issuance of which was approved by Jefferies’ fairness opinion committee, is for the use and benefit of the Atlas Energy board of directors and ATN solely. The APL opinion does not address the relative merits of the transactions contemplated by the Laurel Mountain purchase agreement as compared to any alternative transaction or opportunity that might be available to Atlas Energy or ATN, nor does it address the underlying business decision by Atlas Energy or ATN to engage in the Laurel Mountain acquisition or the terms of the Laurel Mountain purchase agreement or the documents referred to therein. In addition, Jefferies was not asked to address, and the APL opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Atlas Energy or ATN. Furthermore, Jefferies does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation, if any, payable to or to be received by any of Atlas Energy’s or ATN’s officers, directors or employees, or any class of such persons, in connection with the Laurel Mountain acquisition relative to the Laurel Mountain purchase price to be paid by ATN, or if Atlas Energy is the purchaser, Atlas Energy.

In arriving at its APL opinion, Jefferies, among other things:

•	reviewed a draft dated November 7, 2010, of the Laurel Mountain purchase agreement;

•	reviewed certain publicly available financial and other information about Atlas Energy and APL;

•	reviewed certain information furnished to Jefferies by APL’s management, including financial forecasts and analyses, relating to the business, operations and prospects of APL Sub;

•	held discussions with members of senior management of APL concerning the matters described in the second and third bullets above;

•	compared the proposed financial terms of the Laurel Mountain acquisition with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the Laurel Mountain acquisition; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering the APL opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Atlas Energy and APL or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of Atlas Energy and APL that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. Included in the financial information provided to Jefferies were certain financial forecasts, which are disclosed in “Proposal 1: The Merger — Atlas Energy Unaudited Prospective Financial Information.” In Jefferies’ review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, Atlas Energy and APL, nor has Jefferies been furnished with any such evaluations or appraisals of such physical inspections, nor does Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies notes that projecting future results of any company is inherently subject to uncertainty. APL informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best then-available estimates and good-faith judgments of the management of APL as to the future financial performance of APL Sub. Jefferies expresses no opinion as to any such financial forecasts or the assumptions on which they were made.

Jefferies’ APL opinion was based on economic, monetary, regulatory, market and other conditions existing at the time of and that could be evaluated as of the date of its APL opinion. Jefferies has no undertaking or obligation to advise any person of any change in any fact or matter affecting its APL opinion of which Jefferies becomes aware after the date of its APL opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting Atlas Energy and ATN, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Atlas Energy and its board of directors and ATN, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Laurel Mountain purchase agreement to Atlas Energy and ATN and the Atlas Energy stockholders and ATN equityholders. In addition, in preparing its APL opinion, Jefferies did not take into account any tax consequences of the Laurel Mountain acquisition. Jefferies assumed that the final form of the Laurel Mountain purchase agreement would be substantially similar to the draft dated November 7, 2010 reviewed by Jefferies. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the consummation of the Laurel Mountain acquisition, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Atlas Energy, ATN or the contemplated benefits of the Laurel Mountain acquisition.

The following is a brief summary of the analyses performed by Jefferies in connection with its APL opinion. This summary is not intended to be an exhaustive description of the analyses performed by Jefferies but includes all material factors considered by Jefferies in rendering its APL opinion. Jefferies drew no specific conclusions from any individual analysis, but factored its observations from all of these analyses into its qualitative assessment of the Laurel Mountain purchase price. Each analysis performed by Jefferies is a common methodology utilized in determining valuations. Although other valuation techniques may exist, Jefferies believes that the analyses described below, when taken as a whole, provided the most appropriate analyses for Jefferies to arrive at its APL opinion.

Summary of Analyses. Jefferies’ approach to valuing APL Sub’s 49% ownership interest in Laurel Mountain (which we refer to as the “Laurel Mountain interest”) used several customary methodologies, including:

•	comparative public companies analysis;

•	comparative transactions analysis; and

•	asset-level discounted cash flow analysis.

The implied value ranges derived from each of these methodologies were compared to the Laurel Mountain purchase price. The implied value ranges in the proposed Laurel Mountain acquisition, derived using the various valuation methodologies listed above, supported the conclusion that, from a financial point of view, the proposed Laurel Mountain purchase price was fair to Atlas Energy and ATN.

In applying the various valuation methodologies to the particular businesses, operations and prospects of the applicable assets, and the particular circumstances of the proposed transaction, Jefferies made qualitative judgments as to the significance and relevance of each analysis. In addition, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Atlas Energy or ATN. Accordingly, the methodologies and the implied value range derived therefrom must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied value ranges without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions contained in, Jefferies’ APL opinion.

Comparative Public Companies Analysis. In order to assess how the public market values publicly traded companies with similar assets to the Laurel Mountain interest, Jefferies reviewed and compared specific financial and operating data relating to Laurel Mountain with selected companies that Jefferies deemed comparable to the Laurel Mountain interest, based on its experience in the oil and gas gathering and processing industry.

Jefferies reviewed the total enterprise value for the following oil and gas gathering and processing companies, which Jefferies selected because of their generally similar size and asset characteristics as compared to the Laurel Mountain interest. Jefferies noted that all companies selected were oil and natural gas gathering and processing companies with the majority of their assets located in North America.

The companies selected were as follows:

•	Chesapeake Midstream Partners

•	Copano Energy

•	Crestwood Midstream Partners

•	Crosstex Energy

•	DCP Midstream Partners

•	Eagle Rock Energy Partners

•	MarkWest Energy Partners

•	Regency Energy Partners

•	Targa Resource Partners

•	Western Gas Partners

Using publicly available information, Jefferies calculated and analyzed enterprise value multiples of each comparative public company’s projected 2010, 2011 and 2012 EBITDA, based on estimates published by Bloomberg Financial. The enterprise value of each comparative public company was obtained by adding its outstanding debt to the sum of the market value of its common units using its unit price as of November 5, 2010, the value of any preferred stock and the book value of any minority interest minus its cash balance, as appropriate. Jefferies calculated the enterprise value multiples of EBITDA by dividing each company’s calculated enterprise value by its last twelve months EBITDA and estimated EBITDA for 2010, 2011 and 2012. The EBITDA multiples ranged from 8.2x to 17.7x in 2010, 6.9x to 14.6x in 2011 and 6.1x to 14.1x in 2012.

The results of the comparative public companies analysis are further summarized below:

Multiple Range of Comparative Companies
	Low	Median	High
Enterprise Value as a Multiple of:
EBITDA
2010E	8.2x	14.0x	17.7x
2011E	6.9x	11.9x	14.6x
2012E	6.1x	10.2x	14.1x

Jefferies selected the comparative public companies listed above because their business and operating profiles were reasonably similar to that of Laurel Mountain. However, because of the inherent differences between the business, operations and prospects of Laurel Mountain and those of the selected comparative public companies, Jefferies believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparative public companies analysis. Accordingly, Jefferies also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Laurel Mountain and the selected comparative public companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Laurel Mountain and the selected companies included in the comparative public companies analysis.

Based upon these judgments, Jefferies selected enterprise value multiple ranges of 10.0x to 14.0x, 9.0x to 13.0x and 7.5x to 11.5x for estimated 2010, 2011 and 2012 EBITDA, respectively. Jefferies applied these multiple ranges to Laurel Mountain’s estimated 2010, 2011 and 2012 EBITDA from operations, per Atlas Energy’s financial projections. Jefferies determined that the ranges determined based on estimated 2010 and 2011 EBITDA were not reflective of the value of the Laurel Mountain interest, as a significant driver of growth for this company would be driven by drilling activity by the joint venture with an affiliate of Reliance Industries Limited. The comparative public companies analysis for estimated 2012 EBITDA implied an enterprise value range for the Laurel Mountain interest of $297 million to $456 million.

Comparative Transactions Analysis. Using publicly available information and Jefferies’ prior experience and knowledge, Jefferies valued the Laurel Mountain interest based on precedent transactions and other analyses. Jefferies examined the 42 transactions listed below, announced since January 1, 2005, that involved pipeline sales. Jefferies selected these transactions because they involved assets that are reasonably similar to the Laurel Mountain interest. The transactions considered and the month and year each transaction was announced were as follows:

Date Announced	Buyer	Seller
10/28/10	Williams Partners LP	Williams Companies Inc
9/14/10	Targa Resources Partners	Targa Resources Inc
9/3/10	Enterprise Products Partners LP	Enterprise GP Holdings LP
8/9/10	Regency Energy Partners LP	Zephyr Gas Services LP
8/9/10	Targa Resources Partners	Targa Resources Inc
8/2/10	Western Gas Partners	Anadarko Petroleum Corporation
7/28/10	Enbridge Energy Partners	APL
4/13/10	Kinder Morgan Energy Partners	Petrohawk Energy Corporation
3/31/10	Targa Resources Partners	Targa Resources Inc
2/1/10	Western Gas Partners	Anadarko Petroleum Corporation
9/24/09	Global Infrastructure Partners	Chesapeake Energy Corporation
8/31/09	Kinder Morgan Energy Partners	Crosstex Energy
7/14/09	Western Gas Partners	Anadarko Petroleum Corporation
6/30/09	Undisclosed	Chesapeake Energy Corporation
6/30/09	8G Group plc	EXCO Resources Incorporated
6/10/09	Southcross Energy	Crosstex Energy
5/8/09	Undisclosed	SandRidge Energy Inc
4/9/09	Spectra Energy Partners LP	APL
11/12/08	Western Gas Partners	Anadarko Petroleum Corporation
10/2/08	DCP Midstream Partners	Undisclosed (two deals or parties)
9/17/08	Eagle Rock Energy Partners	Millennium Midstream Partners
6/17/08	Penn Virginia Resource Partners	Lone Star Gathering
12/11/07	Regency Energy Partners	FrontStreet Partners
12/3/07	Williams Partners	Williams Companies Inc
9/20/07	Targa Resources Partners	Targa Resources Inc
9/4/07	Copano Energy LLC	Metalmark Capital Holdings
5/24/07	DCP Midstream Partners	OCP Midstream LLC
5/22/07	OCP Midstream Partners	DCP Midstream LLC
5/22/07	OCP Midstream LLC	Momentum Energy Group
4/2/07	Eagle Rock Energy Partners	Laser Midstream Company
3/7/07	DCP Midstream Partners	Anadarko Petroleum Corporation
7/13/06	Regency Energy Partners	HM Capital Partners
7/12/06	Enterprise Products Partners	Cerrito Gathering Company
5/2/06	Crosstex Energy	Chief Oil & Gas
4/6/06	Williams Partners	Williams Companies Inc
10/27/05	Provident Energy Trust	EnCana Corporation
10/26/05	TexStar Field Services	Enbridge Energy Partners
10/11/05	Eagle Rock Energy Partners	ONEOK Inc
9/19/05	MarkWest Energy Partners	El Paso Corporation
8/8/05	Crosstex Energy	El Paso Corporation
6/20/05	Copano Energy	ScissorTail Energy LLC
3/9/05	APL	Energy Transfer Partners

With respect to these asset transactions, using a multiple range of 12.0x to 19.0x, Jefferies calculated a value range for the Laurel Mountain interest of $101 million to $160 million.

Jefferies selected the asset transactions listed above because their profiles were reasonably similar to that of the Laurel Mountain interest. However, because of the inherent differences between the business, operations and prospects of Laurel Mountain and those of the selected asset transactions, Jefferies believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent asset transactions analysis. Accordingly, Jefferies also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Laurel Mountain and the selected precedent asset transactions that could affect the values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between Laurel Mountain and the selected asset transactions included in the precedent asset transactions analysis.

No transaction utilized as a comparison in the precedent asset transactions analysis is identical to the Laurel Mountain acquisition. In evaluating the Laurel Mountain acquisition, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Atlas Energy’s and Jefferies’ control. A purely mathematical analysis is not in itself a meaningful method of using comparative transaction data.

Asset-Level Discounted Cash Flow Analysis. Jefferies performed an asset-level discounted cash flow analysis of the Laurel Mountain interest. An asset-level discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the sum of an asset’s unlevered free cash flows over a forecast period and the asset’s terminal or residual value at the end of the forecast period.

To calculate the estimated value of the applicable assets using the asset-level discounted cash flow analysis, Jefferies added (i) projected unlevered free cash flows for the fourth quarter of 2010 and fiscal years 2011 through 2017 based on the projected financial data provided by Atlas Energy management to Jefferies to (ii) the “terminal value” of the applicable asset as of 2017, and discounted such amounts to their present value using a range of selected discount rates. Specifically, Jefferies used a discount rate range of 13.5% to 14.5%. The discount rates were based on Jefferies’ professional judgment and its analysis of the weighted average cost of capital for a small cap oil and gas gathering and processing company based upon historical estimates of the weighted average cost of capital for such a company, as well as the weighted average cost of capital for companies with similar size and assets and with an oil and gas gathering and processing focus. In determining the weighted average cost of capital, Jefferies applied its professional judgment and its customary methodology for analyzing the weighted average cost of capital. That methodology uses the historical equity risk premium among other factors in determining the weighted average cost of capital. Jefferies’ analysis resulted in an implied weighted average cost of capital of 14.0%. The projected unlevered free cash flows were calculated by taking the EBITDA for the Laurel Mountain interest less depreciation and amortization, plus depreciation and amortization, less total capital expenditures and changes in working capital for such asset. The residual values of the Laurel Mountain interest at the end of the forecast period, or “terminal values,” were estimated by applying multiples to estimated 2017 EBITDA for the assets. For this purpose, Jefferies selected a multiple range of 6.5x to 9.5x for the applicable assets, which Jefferies deemed to be the most appropriate assumption in its professional judgment, based on its prior experience and knowledge in the oil and gas sector and its consideration of comparable assets. The selected comparative companies were the same as described under “Proposal 1: The Merger — Opinion of Jefferies — Jefferies’ Financial Analysis – Laurel Mountain Acquisition — Comparative Public Companies Analysis” above.

The value range for the applicable assets yielded by the asset-level discounted cash flow analysis implied a value range for the applicable assets of $318 million to $595 million as compared to the proposed Laurel Mountain purchase price. Jefferies noted that the proposed Laurel Mountain purchase price was in line with the implied value range yielded by Jefferies’ asset-level discounted cash flow analysis.

Jefferies’ discounted cash flow analysis was subsequently revised as described in “Proposal 1: The Merger — Opinion of Jefferies — Further Analysis by Jefferies” below.

Further Analysis by Jefferies

In response to claims raised by the plaintiffs in certain litigation related to the merger, which is described below in “Proposal 1: The Merger — Litigation Concerning the Merger,” that Jefferies made two miscalculations and used an outdated equity risk premium to calculate the weighted average cost of capital, Jefferies recalculated its discount rates using an updated equity risk premium. Specifically, Jefferies had utilized the historical equity risk premium of 7.1% contained in the 2006 Ibbotson Yearbook, as opposed to the historical equity risk premium of 6.7% contained in the 2010 Ibbotson Yearbook. The miscalculations derived from a misplaced parenthesis in the cost of equity calculation (which resulted in including the small stock premium in the beta adjustment) and an incorrect input in the after-tax cost of debt calculation. Jefferies also noted an inconsistency relating to the debt/equity weighting in the weighted average cost of capital calculation in connection with the discount rates calculated for the AHD sale analyses. Jefferies did not apply the same capital structure in each of the weighted average cost of capital calculations when weighting the cost of equity versus the cost of debt.

Further details of Jefferies revised calculations are as follows:

Atlas Energy. For the discounted cash flow analysis for the merger opinion, the weighted average cost of capital was based on a calculated 15.8% cost of equity (using a levered beta of 1.80 (based on the two-year weekly historical adjusted beta from Bloomberg Information Services), an equity risk premium of 6.7% (reflecting the historical equity risk premium per the 2010 Ibbotson Associates Yearbook, as discussed above), an equity size premium of 1.2% (reflecting the 4th decile market capitalization risk premium per the 2010 Ibbotson Associates Yearbook) and a risk free rate of 2.6% (based on ten-year government bond yields as of November 8, 2010 from Bloomberg)), a pre-tax cost of debt of 6.4% and a tax rate of 40.0%. The resulting cost of equity of 15.8% and after tax cost of debt of 3.8% were weighted using a debt-to-capital weight of 20.6% and equity-to-capital weight of 79.4% to derive a weighted average cost of capital of 13.3%.

AHD sale. For the asset-level discounted cash flow analysis and the oil and gas production portion of the sum of parts discounted cash flow analysis for the AHD sale opinion, the weighted average cost of capital was based on a calculated 17.4% cost of equity (using a relevered beta of 1.79 (based on adjustments in their professional judgment to the levered two-year weekly historical adjusted betas from Bloomberg Information Services of the peer companies), an equity risk premium of 6.7% (reflecting the historical equity risk premium per the 2010 Ibbotson Yearbook, as discussed above), an equity size premium of 2.9% (reflecting the 9th decile market capitalization risk premium per the 2010 Ibbotson Yearbook) and a risk free rate of 2.5% (based on ten-year government bond yields as of November 5, 2010 from Bloomberg)), a pre-tax cost of debt of 8.0% and a tax rate of 0.0%. The resulting cost of equity of 17.4% and after tax cost of debt of 8.0% were weighted using a debt-to-capital weight of 25.0% and equity-to-capital weight of 75.0% to derive a weighted average cost of capital of 15.0%. The selected comparative public companies were as follows:

•	Clayton Williams Energy Inc.

•	Crimson Exploration

•	Gulfport Energy

•	Petroleum Development

•	PetroQuest Energy Inc.

•	Ram Energy

For the partnership management portion of the sum of parts discounted cash flow analysis for the AHD sale opinion, the weighted average cost of capital was based on a calculated 14.5% cost of equity

(using a relevered beta of 1.36 (based on adjustments in their professional judgment to the levered two-year weekly historical adjusted betas from Bloomberg Information Services of the peer companies), an equity risk premium of 6.7% (reflecting the historical equity risk premium per the 2010 Ibbotson Yearbook, as discussed above), an equity size premium of 2.9% (reflecting the 9th decile market capitalization risk premium per the 2010 Ibbotson Yearbook) and a risk free rate of 2.5% (based on ten-year government bond yields as of November 5, 2010 from Bloomberg)), a pre-tax cost of debt of 8.0% and a tax rate of 0.0%. The resulting cost of equity of 14.5% and after tax cost of debt of 8.0% were weighted using a debt-to-capital weight of 25.0% and equity-to-capital weight of 75.0% to derive a weighted average cost of capital of 12.9%. The selected comparative public companies were as follows:

•	Artio Global Investors Inc.

•	Calamos Asset Management, Inc.

•	Cohen & Steers, Inc.

•	Diamond Hill Investment Group, Inc.

•	GAMCO Investors, Inc.

•	Pzenza Investment Management, Inc.

•	Westwood Holdings Group, Inc.

For the Tennessee processing portion of the sum of parts discounted cash flow analysis for the AHD sale opinion, the weighted average cost of capital was based on a calculated 13.8% cost of equity (using a relevered beta of 1.26 (based on adjustments in their professional judgment to the levered two-year weekly historical adjusted betas from Bloomberg Information Services of the peer companies), an equity risk premium of 6.7% (reflecting the historical equity risk premium per the 2010 Ibbotson Yearbook, as discussed above), an equity size premium of 2.9% (reflecting the 9th decile market capitalization risk premium per the 2010 Ibbotson Yearbook) and a risk free rate of 2.5% (based on ten-year government bond yields as of November 5, 2010 from Bloomberg)), a pre-tax cost of debt of 8.0% and a tax rate of 0.0%. The resulting cost of equity of 13.8% and after tax cost of debt of 8.0% were weighted using a debt-to-capital weight of 25.0% and equity-to-capital weight of 75.0% to derive a weighted average cost of capital of 12.4%. The selected comparative public companies were as follows:

•	Chesapeake Midstream Partners

•	Copano Energy

•	Crestwood Midstream Partners

•	Crosstex Energy

•	DCP Midstream Partners

•	Eagle Rock Energy Partners

•	MarkWest Energy Partners

•	Regency Energy Partners

•	Targa Resources Partners

•	Western Gas Partners

Laurel Mountain acquisition. For the asset-level discounted cash flow analysis for the Laurel Mountain acquisition opinion, the weighted average cost of capital was based on a calculated 15.4% cost of equity (using a relevered beta of 1.26 (based on adjustments in their professional judgment to the levered two-year weekly historical adjusted betas from Bloomberg Information Services of the peer companies), an equity risk premium of 6.7% (reflecting the historical equity risk premium per the 2010

Ibbotson Yearbook, as discussed above), an equity size premium of 4.5% (reflecting the 10(a) decile market capitalization risk premium per the 2010 Ibbotson Yearbook) and a risk free rate of 2.5% (based on ten-year government bond yields as of November 5, 2010 from Bloomberg)), a pre-tax cost of debt of 8.0% and a tax rate of 0.0%. The resulting cost of equity of 15.4% and after tax cost of debt of 8.0% were weighted using a debt-to-capital weight of 33.5% and equity-to-capital weight of 66.5% to derive a weighted average cost of capital of 12.9%. The selected comparative public companies were as follows:

•	Chesapeake Midstream Partners

•	Copano Energy

•	Crestwood Midstream Partners

•	Crosstex Energy

•	DCP Midstream Partners

•	Eagle Rock Energy Partners

•	MarkWest Energy Partners

•	Regency Energy Partners

•	Targa Resources Partners

•	Western Gas Partners

After revising its calculations in light of the issues described above, and applying its professional judgment and customary methodology for calculating the weighted average cost of capital, the weighted average cost of capital used in each discounted cash flow analysis shifted as follows:

•	Merger with Chevron

•	Discounted Cash Flow Analysis: 13.3%

•	AHD sale

•	Asset-Level Discounted Cash Flow Analysis: 15.0%

•	Sum of Parts Discounted Cash Flow Analysis: 15.0%, 12.9% and 12.4% for each of the oil and gas production, partnership management and Tennessee processing assets, respectively

•	Laurel Mountain acquisition

•	Asset-Level Discounted Cash Flow Analysis: 12.9%

Applying discount rate ranges that were 50 basis points above and below the revised weighted average costs of capital and keeping all other factors constant with its prior analysis, Jefferies determined that the implied value ranges for each discounted cash flow analysis were as follows:

•	Merger with Chevron

•	Discounted Cash Flow Analysis: $34.02 to $49.47 per share

•	AHD sale

•	Asset-Level Discounted Cash Flow Analysis: $247 million to $287 million

•	Sum of Parts Discounted Cash Flow Analysis: $244 million to $295 million

•	Laurel Mountain acquisition

•	Asset-Level Discounted Cash Flow Analysis: $356 million to $653 million

Jefferies reviewed its revised analyses with its fairness committee and reaffirmed its opinion that (i) on November 8, 2010, from a financial point of view, the total per share consideration was fair to the Atlas Energy stockholders, (ii) on November 7, 2010, the consideration to be received by ATN pursuant to the AHD sale was fair, from a financial point of view, to ATN and (iii) on November 7, 2010, the Laurel Mountain purchase price to be paid by ATN, or if Atlas Energy is the purchaser, Atlas Energy, pursuant to the Laurel Mountain purchase agreement was fair, from a financial point of view, to ATN, or if Atlas Energy is the purchaser, Atlas Energy.”

(J)	The second paragraph (such paragraph beginning with “Jefferies is acting . . .”) of the section entitled “Additional Information Relating to Jefferies” is hereby amended and restated to read as follows:

“Jefferies is acting as financial advisor to Atlas Energy in connection with the proposed merger. The terms of the merger were determined through negotiations between Atlas Energy and Chevron and were approved by the Atlas Energy board of directors. As compensation for its services in connection with the proposed merger, Jefferies will receive a total fee of approximately $20.79 million, a portion of which amount (approximately $17.79 million) is contingent upon the consummation of the merger and the remainder of which amount became payable upon the rendering of its opinions. In addition, Atlas Energy has agreed to reimburse Jefferies for all reasonable out-of-pocket expenses incurred in connection with the proposed merger (subject to a cap) and to indemnify Jefferies for certain liabilities that may arise out of its engagement by Atlas Energy and the rendering of Jefferies’ opinions. In the past two years, Jefferies advised ATN in conjunction with the formation of a joint venture with an affiliate of Reliance Industries Limited, for which Jefferies received a fee of approximately $16 million. Aside from its fee in connection with the proposed merger and in connection with the formation of such joint venture, Jefferies has not received any compensation from Atlas Energy, AHD, APL or their respective affiliates in the past four years. Chevron paid to Jefferies or its affiliates $1,785,000 in September 2008 and $386,400 in 2007 for financial advisory or financing-related services. In the past two years, Chevron has not paid Jefferies or its affiliates any compensation with respect to financial advisory or financing-related activities. Jefferies may perform investment banking and financial services for Atlas Energy, AHD, APL, Chevron and their respective affiliates in the future and expects to receive customary fees for such services.”

(3)	The section of the proxy statement entitled “Proposal 1: The Merger — Opinion of Deutsche Bank” is hereby supplemented as follows:

(A)	The second bullet in the second paragraph (such paragraph beginning with “To calculate the trading multiples . . .”) of the section entitled “Deutsche Bank’s Financial Analysis — Analysis of Selected Publicly Traded Companies” is hereby amended and restated to read as follows:

“the ratio (which we refer to as the “reserve value to 2011E production”) of enterprise value adjusted to exclude the value attributable to certain non-oil and gas production assets derived by Deutsche Bank using its professional judgment and publicly available information (which we refer to as the “reserve value”) to the value of estimated 2011 Mcfe of daily production (which we refer to as “Mcfe/d,” and which value of estimated 2011 Mcfe of daily production we refer to as the “2011E production”); and”

(B)	The first paragraph of the section entitled “Deutsche Bank’s Financial Analysis — Analysis of Net Asset Value” is hereby amended and restated to read as follows:

“Analysis of Net Asset Value. Based on Atlas Energy forecasts and sensitivities thereon, Deutsche Bank calculated a range of implied net asset value output per share of Atlas Energy common stock. The net asset valuation analysis, which is a form of discounted cash flow analysis, was performed under five scenarios: Atlas Energy management’s corporate development model (which we refer to as “Case I”), Case I adjusted for lower well count (which we refer to as “Case II”), Case I adjusted for lower recoverable reserves per well (which we refer to as “Case III”), Case I adjusted for higher costs (which we refer to as “Case IV”) and Case I adjusted to include annual fundraising within the investment partnership business (which we refer to as “Case V”). For each case, Deutsche Bank calculated indications of unlevered free cash flow for the years 2011 through 2044 using estimated future production and capital costs for the years 2011 through 2044. To calculate the future unlevered free cash flows, Deutsche Bank utilized long-term gas prices for 2015 and beyond ranging from $5.50 to $6.50. The gas prices from 2011 to 2014 were determined based on New York Mercantile Exchange (which we refer to as “NYMEX”) futures gas pricing. These calculated values were then discounted to September 30, 2010 using discount rates ranging from 11.5% to 13.5%, derived by calculating the weighted average cost of capital for Atlas Energy using the capital asset pricing model methodology customarily utilized by Deutsche Bank, which takes into account Deutsche Bank’s professional judgment and a variety of market factors, including the historical equity risk premium contained in the 2010 Ibbotson Yearbook. This analysis resulted in a range of implied equity value per share of Atlas Energy common stock as follows:”

(C)	The fourth paragraph (such paragraph beginning with “For each of the E&P MLP peers . . .”) of the section entitled “Deutsche Bank’s Financial Analysis — Pro Forma AHD Analysis” is hereby amended and restated to read as follows:

“For each of the E&P MLP peers, based on Wall Street research, Deutsche Bank calculated estimated 2011 distribution per unit to price (which we refer to as the “2011E yield”), reserve value to 2011E production and enterprise value to 2011E EBITDA. For each of the GP MLP peers, Deutsche Bank calculated 2011E yield. Using its professional judgment and experience in the oil and gas sector, Deutsche Bank selected a 2011E yield range of 9.00% to 8.00%, a reserve value to 2011E production range of $18,000 to $22,000/Mcfe/d and an enterprise value to 2011E EBITDA range of 8.25x to 9.25x for the E&P MLP peers and a 2011E yield range of 6.00% to 5.00% for the GP MLP peers. Deutsche Bank applied these selected peer company ranges to the corresponding AHD pro forma financial projections, at the direction of Atlas Energy management. This analysis resulted in ranges of implied price per AHD common unit and implied distribution per AHD common unit as follows:

	Implied Price Per AHD Common Unit	Implied Distribution per AHD Common Unit
Based on E&P MLP Peers	$7.92 – $12.82	$4.16 – $6.74
Based on GP MLP Peers	$13.88 – $17.33	$7.29 – $9.11
Based on November 8, 2010 closing price for AHD common units	$9.69	$5.09

(D)	The section entitled “Additional Information Relating to Deutsche Bank” is hereby amended and restated to read as follows:

“The Atlas Energy board of directors selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Atlas Energy has retained Deutsche Bank pursuant to a letter agreement dated October 26, 2010 (which we refer to as the “Deutsche Bank engagement letter”). As compensation for Deutsche Bank’s services in connection with the merger, Atlas Energy has agreed to pay Deutsche Bank $4,000,000, a portion of which was paid upon execution of the Deutsche Bank engagement letter and the remainder of which became payable upon delivery of its opinion (or would have become payable upon Deutsche Bank advising Atlas Energy that it was unable to render an opinion). No portion of the compensation for Deutsche Bank’s services is contingent upon the consummation of the merger. Regardless of whether the merger is consummated, Atlas Energy has agreed to reimburse Deutsche Bank for reasonable fees, expenses and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the engagement of Deutsche Bank under the Deutsche Bank engagement letter. Atlas Energy has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger. Aside from such amounts, Deutsche Bank has not received any compensation from Atlas Energy, AHD, APL or their respective affiliates in the past four years.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (which, together with its affiliates, we refer to as the “DB group”). In the past four years, one or more members of the DB group provided, from time to time, investment banking, commercial banking (including extension of credit) and other financial services to Chevron and its affiliates for which the DB group received aggregate compensation of approximately $3,400,000. Chevron has an ongoing engagement with the DB group, pursuant to which the DB group has not yet received any fees. The DB group may receive success fees from Chevron in connection with this engagement in the future. The DB group may also provide investment and commercial banking services to Chevron, Atlas Energy, AHD and APL and their respective affiliates in the future, for which the DB group would expect to receive compensation. In the ordinary course of its business, members of the DB Group may actively trade in the securities and other instruments and obligations of Chevron, Atlas Energy, AHD and APL for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in these securities, instruments and obligations.”

(4)	The section of the proxy statement entitled “Proposal 1: The Merger — Atlas Energy Unaudited Prospective Financial Information” is hereby supplemented as follows:

(A)	The seventh paragraph (such paragraph beginning with “The following table presents . . .”) of such section and the table following such paragraph are hereby amended and restated to read as follows:

“The following table presents selected unaudited prospective financial data for the fiscal years ending 2011 through 2019 which is included in the corporate development forecast:

		For the Fiscal Year Ending December 31,
	Q4 2010	2011	2012	2013	2014	2015	2016	2017	2018	2019
Average Daily Production (Mcfe/d)	103,596	152,249	265,528	390,885	588,630	706,109	732,403	773,502	818,388	862,985
EBITDA ($ in millions)	$42.4	$190.6	$352.9	$547.5	$890.5	$1,111.2	$1,184.2	$1,282.2	$1,390.0	$1,499.4
Capital Expenditures ($ in millions)	$(22.2)	$(137.5)	$(160.4)	$(231.8)	$(828.0)	$(873.0)	$(873.0)	$(873.0)	$(873.0)	$(873.0)
Free Cash Flow ($ in millions)	$(30.8)	$(100.0)	$84.5	$177.7	$(73.6)	$70.9	$130.1	$189.1	$256.1	$325.8
Unlevered Free Cash Flow ($ in millions)	$(13.0)	$(27.5)	$140.3	$169.0	$(30.6)	$114.0	$173.0	$232.1	$299.0	$368.7

Certain Assumptions:
Marcellus shale corporate wells drilled	16	108	171	300	300	300	300	300	300	300
Other corporate wells drilled	0	45	0	0	0	0	0	0	0	0
NYMEX natural gas price ($/MMBtu)	$3.81	$4.31	$4.99	$5.32	$5.50	$5.64	$5.79	$5.93	$6.06	$6.20

(B)	The following is hereby inserted immediately following the table following the seventh paragraph (such paragraph beginning with “The following table presents .. . .”) of such section:

“The following table presents selected unaudited prospective financial data for the fiscal years ending 2011 through 2017 which is included in the total partnership business forecast:

		For the Fiscal Year Ending December 31,
	Q4 2010	2011	2012	2013	2014	2015	2016	2017
Total Net Production (Mcfe/d)	31,648	32,705	28,029	30,633	27,611	25,333	23,506	21,933
Adjusted EBITDA ($ in millions)	$9.9	$40.8	$41.9	$46.5	$44.6	$46.0	$41.0	$38.8
Capital Expenditures ($ in millions)	$(3.1)	$(6.1)	$(1.2)	—	—	—	—	—
Unlevered Free Cash Flow ($ in millions)	$(9.5)	$25.4	$41.7	$45.5	$45.0	$46.3	$41.2	$39.0

Certain Assumptions:
NYMEX natural gas price ($/MMBtu)	$3.81	$4.31	$4.99	$5.32	$5.50	$5.64	$5.79	$5.93

The following table presents selected unaudited prospective financial data for the fiscal years ending 2011 through 2017 which is included in the Laurel Mountain forecast:

		For the Fiscal Year Ending December 31,
	Q4 2010	2011	2012	2013	2014	2015	2016	2017
Projected Volume (Mcfe/d)	146,554	232,321	418,765	666,346	1,051,489	1,200,438	1,277,083	1,373,207
EBITDA ($ in millions)	$0.9	$9.4	$39.6	$78.5	$139.5	$165.2	$181.4	$201.0
Capital Expenditures ($ in millions)	$(23.8)	$(221.7)	$(131.9)	$(117.5)	$(68.6)	$(131.9)	$(117.5)	$(68.6)
Unlevered Free Cash Flow ($ in millions)	$(23.0)	$(212.3)	$(92.3)	$(39.0)	$70.9	$33.3	$63.9	$132.4

Certain Assumptions:
NYMEX natural gas price ($/MMBtu)	$3.81	$4.31	$4.99	$5.32	$5.50	$5.64	$5.79	$5.93

(5)	The section of the proxy statement entitled “Information about AHD — Financial Information of AHD” is hereby amended as follows:

(A)	The table setting forth the Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of September 30, 2010 is hereby replaced with the following table:

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

SEPTEMBER 30, 2010

(in thousands)

	Historical	AHD Sale	AHD Sale Adjustments		Laurel Mountain Acquisition	Laurel Mountain Acquisition Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$215	$—	$69,768	(a)	$—	$397,775	(e)	$574,070
			(34,383	)(a)		(12,000	)(f)
			(30,000	)(b)
			(5,385	)(b)
			188,080	(b)
			97,732	(c)
			(74,156	)(d)
			(23,576	)(d)
Accounts receivable	59,421	26,812	—		—	—		86,233
Current portion of derivative asset	3,611	51,730	(51,730	)(c)	—	—		3,611
Current portion of derivative receivable from investment partnerships	—	55	(55	)(d)	—	—		—
Prepaid expenses and other	14,883	8,477	—		—	—		23,360

Total current assets	78,130	87,074	136,295		—	385,775		687,274
PROPERTY, PLANT AND EQUIPMENT, NET	1,339,730	510,488	—		—	—		1,850,218
INTANGIBLE ASSETS, NET	132,154	2,341	—		—	—		134,495
GOODWILL, NET	—	31,784	—		—	—		31,784
INVESTMENT IN JOINT VENTURE	135,765	—	—		(135,765)	—		—
LONG-TERM PORTION OF DERIVATIVE ASSET	—	55,288	(55,288	)(c)	—	—		—
LONG-TERM DERIVATIVE RECEIVABLE FROM INVESTMENT PARTNERSHIPS	—	5,481	(5,481	)(d)	—	—		—
OTHER ASSETS, NET	23,564	21,039	—		—	—		44,603

	$1,709,343	$713,495	$75,526		$(135,765)	$385,775		$2,748,374

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$34,589	$—	$69,768	(a)	$—	$—		$69,974
			(34,383	)(a)
Accounts payable — affiliates	10,708	—	—		—	—		10,708
Accounts payable	9,919	56,226	—		—	—		66,145
Liabilities associated with drilling contracts	—	95,189	—		—	—		95,189
Accrued producer liabilities	58,143	—	—		—	—		58,143
Current portion of derivative payable to investment partnerships	—	36,637	(36,637	)(d)	—	—		—
Current portion of derivative liability	1,511	245	(245)		—	—		1,511
Accrued interest payable	12,340	—	—		—	—		12,340
Accrued well drilling and completion costs	—	49,494	—		—	—		49,494
Accrued liabilities	32,516	11,814	—		—	—		44,330

Total current liabilities	159,726	249,605	(1,497)		—	—		407,834
LONG-TERM DEBT, LESS CURRENT PORTION	507,676	—	—		—	(12,000	)(f)	495,676
LONG-TERM PORTION OF DERIVATIVE PAYABLE TO INVESTMENT PARTNERSHIPS	—	43,055	(43,055	)(d)	—	—		—
LONG-TERM PORTION OF DERIVATIVE LIABILITY	5,770	9,041	(9,041	)(c)	—	—		5,770
OTHER LONG-TERM LIABILITIES	266	33,465	—		—	—		33,731

EQUITY:
Common limited partners’ interests	22,840	—	341,339	(b)	—	33,493	(e)	563,781
			(5,385	)(b)
			195,070	(b)
			(23,576	)(d)
Equity	—	378,329	(378,329	)(b)	(135,765)	135,765	(e)	—
Accumulated other comprehensive loss	(1,693)	—	—		—	—		(1,693)

	21,147	378,329	129,119		(135,765)	169,258		562,088
Non-controlling interests	(31,712)	—	—		—	—		(31,712)
Non-controlling interest in Atlas Pipeline Partners, L.P.	1,046,470	—	—		—	228,517	(e)	1,274,987

Total equity	1,035,905	378,329	129,119		(135,765)	397,775		1,805,363

	$1,709,343	$713,495	$75,526		$(135,765)	$385,775		$2,748,374

See accompanying notes to unaudited pro forma consolidated financial statements.

(B)	The notes to the unaudited pro forma financial statements in such section are amended as follows:

(i)	The second sentence of note (b) is hereby replaced with the following:

“In addition, the entry reflects an adjustment of $195.1 million to common limited partners’ interests for the remaining difference between the value of the AHD sale consideration and the book value of the assets acquired and liabilities assumed due to the related-party relationship between the parties.”

(ii)	Note (d) is hereby replaced with the following:

“To reflect the payment of the $74.2 million of net proceeds attributable to third-party limited partners in the investment partnerships from the monetization of the derivative contracts associated with the transferred business, noted in (c) above, to the third-party limited partners of the investment partnerships, and the payment of $23.6 million of net proceeds to Atlas Energy pursuant to the AHD transaction agreement.”

(6)	The section of the proxy statement entitled “Where You Can Find More Information — Atlas Pipeline Holdings, L.P. and Atlas Pipeline Partners, L.P.” is hereby amended as follows:

(A) The following sentence is hereby inserted immediately following the first sentence of the first paragraph of such section:

“AHD also has filed a definitive information statement on Schedule 14C, which includes additional information about the AHD transactions, with the SEC.”

(7)	The proxy statement is hereby supplemented by adding the following letters as Annexes E and F, respectively:

CONFIDENTIAL

November 8, 2010

The Board of Directors

Atlas Energy, Inc.

1550 Coraopolis Heights Road

Moon Township, Pennsylvania

Atlas Energy Resources, LLC

1550 Coraopolis Heights Road

Moon Township, Pennsylvania

Members of the Board and Atlas Energy Resources, LLC:

We understand that Atlas Energy, Inc., a Delaware corporation (the “Company”), Atlas Energy Resources, LLC (“ATN”), Atlas Pipeline Holdings, L.P., a Delaware limited partnership (“AHD”), and Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company and the general partner of AHD, propose to enter into a Transaction Agreement (the “Transaction Agreement”), pursuant to which, among other actions, the Company shall, and shall cause its applicable subsidiaries (the “Atlas Subsidiaries”) to, sell, transfer, convey, assign and deliver to AHD all of their right, title and ownership interest in the Purchased Equity Interests (as defined in the Transaction Agreement) and the Purchased Assets (as defined in the Transaction Agreement) (collectively, the “Sale”), in exchange for $220,000,000 worth of common units (the “Unit Consideration”) representing limited partner interests in AHD (the “AHD Common Units”) and $30,000,000 in cash, subject to substitution as specified in Section 2.10 of the Transaction Agreement (the “Cash Consideration”), and the assumption by AHD of the Assumed Liabilities (as defined in the Transaction Agreement) (collectively with the Unit Consideration and Cash Consideration, the “Consideration”). The terms and conditions of the Sale are more fully set forth in the Transaction Agreement.

You have asked for our opinion as to whether the Consideration to be received by ATN pursuant to the Sale is fair, from a financial point of view, to ATN.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated November 7, 2010 of the Transaction Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and AHD;

(iii)	reviewed certain information furnished to us by the Company’s, ATN’s and AHD’s managements, including financial forecasts and analyses, relating to the business, operations and prospects of the Company, ATN, the Atlas Subsidiaries and AHD;

(iv)	held discussions with members of senior managements of the Company, ATN and AHD concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the AHD Common Units and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Sale with the financial terms of certain other transactions that we deemed relevant;

(vii)	considered the potential pro forma impact of the Sale; and

(viii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company, ATN and AHD or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company, ATN and AHD that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, ATN, the Atlas Subsidiaries or AHD, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company, ATN and AHD have informed us, however, and we have assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company, ATN and AHD as to the future financial performance of the Company, ATN, the Atlas Subsidiaries and AHD. We express no opinion as to the Company’s, ATN’s, the Atlas Subsidiaries’ or AHD’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, ATN, the Atlas Subsidiaries or AHD, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors and ATN, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Transaction Agreement to the Company and ATN and its stockholders and equityholders, respectively. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Sale. We have assumed that the final form of the Transaction Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Sale, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, ATN, the Atlas Subsidiaries, AHD or the contemplated benefits of the Sale.

It is understood that our opinion is solely for the use and benefit of the Board of Directors of the Company and ATN in their consideration of the Sale, and our opinion does not address the relative merits of the transactions contemplated by the Transaction Agreement as compared to any alternative transaction or opportunity that might be available to the Company or ATN, nor does it address the underlying business decision by the Company or ATN to engage in the Sale or the terms of the Transaction Agreement or the documents referred to therein. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or ATN. We express no opinion as to the price at which the AHD Common Units will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation, if any, payable or to be received by any of the Company’s, ATN’s or AHD’s officers, directors or employees, or any class of such persons, in connection with the Sale relative to the Consideration to be received by ATN. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Sale and will receive a customary fee for our services, which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to ATN, including advising ATN in conjunction with the formation of a joint venture with Reliance Industries Limited, and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or AHD and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, AHD or entities that are affiliated with the Company or AHD, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company or ATN, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by ATN pursuant to the Sale is fair, from a financial point of view, to ATN.

Very truly yours,

JEFFERIES & COMPANY, INC.

CONFIDENTIAL

November 8, 2010

The Board of Directors

Atlas Energy, Inc.

1550 Coraopolis Heights Road

Moon Township, Pennsylvania

Atlas Energy Resources, LLC

1550 Coraopolis Heights Road

Moon Township, Pennsylvania

Members of the Board and Atlas Energy Resources, LLC:

We understand that Atlas Pipeline Partners, L.P., a Delaware limited partnership (“APL”), APL Laurel Mountain, LLC, a Delaware limited liability company (“APL Sub”), Atlas Energy, Inc., a Delaware corporation (the “Company”), and Atlas Energy Resources, LLC, a Delaware limited liability company (“ATN”), propose to enter into a Purchase and Sale Agreement (the “Purchase Agreement”) pursuant to which APL Sub will sell, transfer, convey, assign and deliver to ATN (the “Sale”) all its membership interest in Laurel Mountain Midstream, LLC, a Delaware limited liability company, excluding certain preferred distribution rights and any profits, losses, allocations or distribution with respect to such preferred distribution rights, in exchange for $403,000,000 in cash payable by ATN, or if the Company is the purchaser, the Company, to APL Sub, (the “Purchase Price”), subject to adjustment as set forth in the Purchase Agreement. The terms and conditions of the Sale are more fully set forth in the Purchase Agreement.

You have asked for our opinion as to whether the Purchase Price to be paid by ATN, or if the Company is the purchaser, the Company, pursuant to the Purchase Agreement is fair, from a financial point of view, to ATN, or if the Company is the purchaser, the Company.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated November 7, 2010, of the Purchase Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company and APL;

(iii)	reviewed certain information furnished to us by APL’s management, including financial forecasts and analyses, relating to the business, operations and prospects of APL Sub;

(iv)	held discussions with members of senior management of APL concerning the matters described in clauses (ii) and (iii) above;

(v)	compared the proposed financial terms of the Sale with the financial terms of certain other transactions that we deemed relevant;

(vi)	considered the potential pro forma impact of the Sale; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and APL or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company and APL that they are not aware of any facts or circumstances that would make such information in inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company and APL, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. APL has informed us, however, and we have assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of APL as to the future financial performance of APL Sub. We express no opinion as to the APL Sub’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company and ATN, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors and ATN, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Purchase Agreement to the Company and ATN and its stockholders and equityholders, respectively. In addition, in preparing this opinion, we have not taken into account any tax consequences of the Sale. We have assumed that the final form of the Purchase Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Sale, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, ATN or the contemplated benefits of the Sale.

It is understood that our opinion is solely for the use and benefit of the Board of Directors of the Company and ATN in their consideration of the Sale, and our opinion does not address the relative merits of the transactions contemplated by the Purchase Agreement as compared to any alternative transaction or opportunity that might be available to the Company or ATN, nor does it address the underlying business decision by the Company or ATN to engage in the Sale or the terms of the Purchase Agreement or the documents referred to therein. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company or ATN. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation, if any, payable or to be received by any of the Company’s or ATN’s officers, directors or employees, or any class of such persons, in connection with the Sale relative to the Purchase Price to be paid by ATN, or if the Company is the purchaser, the Company. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

We have been engaged by the Company to act as financial advisor to the Company in connection with the Sale and will receive a customary fee for our services, which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to ATN, including advising ATN in conjunction with the formation of a joint venture with Reliance Industries Limited, and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and APL and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, APL or entities that are affiliated with the Company or APL, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company or ATN, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price to be paid by ATN, or if the Company is the purchaser, the Company, pursuant to the Purchase Agreement is fair, from a financial point of view, to ATN, or if the Company is the purchaser, the Company.

Very truly yours,

JEFFERIES & COMPANY, INC.

Safe Harbor for Forward-Looking Statements

This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Atlas Energy cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about the proposed merger of Atlas Energy and a wholly owned subsidiary of Chevron Corporation or any related transactions, including Atlas Energy’s potential acquisition of an ownership interest in Laurel Mountain Midstream, LLC from Atlas Pipeline Partners, L.P. (“APL”), the potential separation of Atlas Pipeline Holdings, L.P. (“AHD”) from Atlas Energy, the potential sale of Atlas Energy’s investment partnership business and other assets to AHD, future financial and operating results, resource potential and Atlas Energy’s plans, objectives, expectations and intentions and other statements that are not historical facts. Although Atlas Energy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transactions will be completed, and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The completion of and benefits from the transactions are subject to certain risks and uncertainties, including whether the merger agreement will be adopted by Atlas Energy’s stockholders, whether the other conditions to the completion of the merger and the related transactions will be satisfied and other risk factors relating to Atlas Energy’s business and its industry as detailed from time to time in Atlas Energy’s reports filed with the U.S. Securities and Exchange Commission. Atlas Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to Atlas Energy’s filings with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.

Important Additional Information About this Transaction

Atlas Energy has filed a proxy statement/information statement with the U.S. Securities and Exchange Commission in connection with the proposed merger of Atlas Energy and a wholly owned subsidiary of Chevron Corporation. Stockholders of Atlas Energy are urged to read the proxy statement/information statement, because it contains important information. Stockholders may obtain a free copy of the proxy statement/information statement, as well as other filings containing information about Atlas Energy and the merger without charge, at the U.S. Securities and Exchange Commission’s Internet site (www.sec.gov). In addition, copies of the proxy statement/information statement and other filings containing information about Atlas Energy and the proposed merger can be obtained, without charge, by directing a request to Atlas Energy, Attention: Investor Relations, Westpointe Corporate Center One, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108, by telephone at (412) 262-2830 or on Atlas Energy’s Internet site at www.atlasenergy.com.

Atlas Energy and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the proposed merger. In addition, because Atlas Energy controls the general partnership interest in AHD, which itself controls the general partnership interest in APL, directors and executive officers and other members of management and employees of AHD, APL and their respective general partner may be deemed to be participants in the solicitation of proxies from Atlas Energy stockholders in respect of the proposed merger. You can find information about Atlas Energy’s executive officers and directors in Atlas Energy’s definitive annual proxy statement filed with the SEC on April 13, 2010, information about the executive officers and directors of the general partner of AHD in the annual report on Form 10-K for AHD filed with the SEC on March 5, 2010 and information about the executive officers and directors of the general partner of APL in the annual report on Form 10-K for APL filed with the SEC on March 5, 2010. Additional information regarding the interests of such potential participants is included in the proxy statement/information statement in connection with the proposed merger and the other relevant documents filed with the SEC. You can obtain free copies of Atlas Energy’s annual proxy statement and Atlas Energy’s proxy statement/information statement in connection with the proposed merger by contacting

Atlas Energy’s investor relations department. Additional information about the proposed transactions with AHD is included in the information statement filed by AHD with the U.S. Securities and Exchange Commission. You can obtain free copies of AHD’s annual report and the information statement and APL’s annual report by contacting the investor relations department of AHD and APL, respectively.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.